[CERTAIN PORTIONS OF THIS EXHIBIT CONTAIN CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE IDENTIFIED AS [REDACTED] AND HAVE BEEN OMITTED.]

Amendment Number 5
to the

Third Amended and Restated Automatic Indemnity Reinsurance Agreement

This Amendment between The Lincoln National Life Insurance Company of Fort Wayne, Indiana (the “Ceding Company”) and Lincoln National Reinsurance Company (Barbados) Limited, a Barbados Corporation (“the Reinsurer”) is effective September 15, 2025.

RECITALS

1.	The Ceding Company and the Reinsurer entered into an Automatic Indemnity Reinsurance Agreement effective July 1, 2003, as amended and restated effective January 1, 2023, and as subsequently amended November 20, 2023, May 20, 2024, August 19, 2024, and June 30, 2025 (“the Agreement”).

2.	Article XVII, Section 8 of this Agreement permits amendments as long as they are made in writing and signed by duly authorized officers of both parties.

3.	The Ceding Company and the Reinsurer wish to make such an amendment to add new products issued by the Ceding Company.

AGREEMENT

NOWTHEREFORE, in consideration of these premises and the mutual covenants contained herein, the Ceding Company and the Reinsurer agree to amend the Agreement as follows:

1.	Effective September 15, 2025, [REDACTED] shall be added to Schedule B.

2.	The [REDACTED] shall be added to Schedule C. The premiums for [REDACTED]as the reinsurance premium.

3.	The [REDACTED] has been added to Schedule A.

4.	The Ceding Company and the Reinsurer agree that Schedules B and C of the Agreement shall be replaced in their entirety with Schedules B and C attached hereto. All terms, provisions and conditions of this Agreement will continue unchanged except as specifically revised in this Amendment.

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

LINCOLN NATIONAL REINSURANCE COMPANY (BARBADOS) LIMITED		THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Brandy Ness	By:	/s/ Jason Mathews

Name:	Brandy Ness	Name:	Jason Mathews

Title:	Vice President	Title:	Vice President

Date:	7/29/2025	Date:	7/30/2025

SCHEDULE A

REINSURED GUARANTEED BENEFITS (“GB”)

Each contract listed in Schedule B contains one or more GB. GBs which are covered by this Agreement include all variations of the following:

[REDACTED]

SCHEDULE B

CONTRACTS WITH ACCEPTED COVERAGES

Contracts covered by this Agreement include all Contracts either issued by the Ceding Company directly or issued by Lincoln Life & Annuity Company of New York and reinsured with the Ceding Company and included in the following list:

[REDACTED]

SCHEDULE B (continued)

CONTRACTS WITH ACCEPTED COVERAGES

[REDACTED]

SCHEDULE B (continued)

CONTRACTS WITH ACCEPTED COVERAGES

[REDACTED]

SCHEDULE C
PREMIUM RATE SCHEDULE

Initial Reinsurance Premium:

The Initial Reinsurance Premium shall equal the Treaty Reserve applicable to each Individual Policy on the date it is first covered by this Agreement. For all business issued after the Agreement’s Effective Date, the Initial Premium shall be zero.

Reinsurance Premium Rates:

Effective from the Agreement’s Effective Date and the corresponding effective date of any amendment, as appropriate:

[REDACTED]

SCHEDULE C (continued)
PREMIUM RATE SCHEDULE

[REDACTED]

SCHEDULE C (continued)
PREMIUM RATE SCHEDULE

[REDACTED]

SCHEDULE C (continued)
PREMIUM RATE SCHEDULE

[REDACTED]

Payment of Reinsurance Premium:

[REDACTED]